(LETTERHEAD OF LIBERTY LIFE INSURANCE COMPANY)



June 15, 2006


Securities and Exchange Commission
Division of Investment Management
Office of Insurance Products
100 F Street, NE
Washington, DC 20549

                  Re:  RBC Variable Annuity Account A
                       Post-Effective Amendment No. 15 to Form N-4
                       File Nos. 333-32887 and 811-08325
                       -------------------------------------------


Dear Sir/Madam:

The registrant hereby requests acceleration of the effective date of the above-captioned registration statement and requests that said registration statement becomes effective on July 3, 2006, or as soon thereafter as practicable.

                                            Sincerely,

                                            LIBERTY LIFE INSURANCE COMPANY


                                          By: /s/MICHAEL K. DEARDORFF
                                             -------------------------------




                   (LETTERHEAD OF TAMARACK DISTRIBUTORS INC.)





June 29, 2006


Securities and Exchange Commission
Division of Investment Management
Office of Insurance Products
100 F Street, NE
Washington, DC 20549

                       Re: RBC Variable Annuity Account A
                           Post-Effective Amendment No. 15 to Form N-4
                           File Nos. 333-32887 and 811-08325
                           --------------------------------------------


Dear Sir/Madam:

Tamarack Distributors Inc., as principal underwriter for the above-referenced registrant, joins the registrant in its request to accelerate the effective date of the above-captioned registration statement and requests that said registration statement becomes effective on July 3, 2006, or as soon thereafter as practicable.

                                        Sincerely,

                                        TAMARACK DISTRIBUTORS INC.


                                   By: /s/MARTIN A. CRAMER
                                       ---------------------------